Exhibit 99.1

[Theater Xtreme Logo]

Dear Shareholder,

I am writing you today to thank you for your interest in - and support for - Theater Xtreme Entertainment Group. I believe your investment in a company such as ours at this early point in our history shows tremendous foresight. I am also writing to bring you up to date on our recent progress, including the continued opening of new stores and growth in sales. However, the main reason for writing is to explain in some detail why I believe you are getting in on the first chapter of a great growth story.

On the subject of our recent progress, our growth story has already started to take shape. In the first nine months of fiscal 2006, ending March 31, 2006, Theater Xtreme saw a 68% year-over-year increase in revenues, to $3.23 million from $1.92 million in the nine months ending March 31, 2005. For all of fiscal 2006, which ended on June 30, we expect revenue to total at least $4.6 million, or 63% above revenues in fiscal 2005. By now, we have sold more than 1,000 home theater systems. With the August 1, 2006 opening of our newest franchised design center in the suburbs of Columbus, Ohio, we are now up to 10 stores. Our corporate gross margins are consistently above 40%, and we expect to achieve profitability sometime in 2007.

This is a strong start for a company that opened its first store only three years ago, in September, 2003. But it is just a start. I expect the next few years to bring strong sales expansion with similar profit growth following soon after. In other contexts such a statement might be written off as hype. But in light of our market opportunity and the reception we have already seen for our home theaters, I consider it defensible.

Home Theater Goes Mainstream

What is that market opportunity? To put it simply, we are the first national chain specializing in a highly desirable product, one that is just now making its breakthrough from a rarified circle of wealthy consumers to a huge market of middle-class homeowners. Until very recently, large-screen home theaters (characterized by front-projection video screens sized from 6 to 12 feet) were a custom-built item costing $50,000 or more, often much more. However, advances in technology and sharp reductions in component costs have put large-screen home theaters within the financial reach of millions of homeowners.

Our lowest-cost packages retail about $3,000, and our average price point is about $9,000, not much more than a full-size, above-ground spa with all the bells and whistles. We consider these entertainment centers to be comfortably within reach of customers earning $75,000 or more and owning homes valued at $250,000 and above. According to the US Bureau of the Census, roughly 20 million households fit that description. Just 1% of them would constitute a $1.8 billion market if each of them spent $9,000 on a home theater.

What about the competition? Actually, real rivals are few. It may appear that Theater Xtreme faces a head-to-head battle with consumer-electronics giants such as Best Buy (NYSE: BBY) and Circuit City (NYSE: CC), and that it may have a tough time selling consumers on its projection-screen technology rather than the popular LCD and plasma flat-screen modes. But the reality is that Theater Xtreme and the big-box consumer electronics stores are not really in the same business. Best Buy and Circuit City primarily sell discrete electronic products. TheaterXtreme is a specialty retailer that sells custom movie rooms. Customers take a guided tour of the rooms which include a demonstration of movies, music, games, HDTV, and the internet. The tour ends at the design station where customers plan their room and receive a price estimate.

Leading in a Fragmented Market

Our true competitors are the small sellers of custom home systems. Against them we believe that we already have an advantage of size and economies of scale, even with just 10 stores. Unlike others in this highly fragmented market, we are able to buy many private-label products directly from manufacturers in China rather than having to use lower-margin and higher priced name-brand items. By blending our private labels with brand names customers get a total solution at a reasonable price.

Another reason for my confidence in our business model is that it has been shown to work in other retail sectors. Instead of following the wide-and-shallow model and trying to be all things to all people, we take the narrow-and-deep approach of providing unparalleled products and service in a carefully defined specialty. Think of Apple Stores, Bose and Blinds-to-Go. Furthermore, unlike the typical mom-and-pop store, we can replicate this highly focused model in locations all over the country.

A National First-Mover

Starting in Delaware, we have expanded along the Mid-Atlantic seaboard and have moved westward into Ohio, Michigan and Idaho. Soon to open are stores, both company-owned and franchised, in Maryland, Florida, Michigan, Virginia and Arkansas. Even now, our geographic reach is unique in the home-theater market, and we are well on the way to becoming a true national chain with showrooms in major population centers. How many stores do we aim to open? We believe that our target market can support 500 Theater Xtreme outlets, bringing in annual sales of more than $750 million. That may look like a distant target now, but we do not consider it unrealistic to have more than 30 company stores in operation by mid-2009, with revenue from all sources approaching $50.0 million.

I hope I have given you some idea of why we have such high long-term expectations for Theater Xtreme. It’s not often that a company finds itself the first-mover in a large, untapped consumer market, but that is exactly how I see the Company at this time. I will be writing to you from time to time with updates on our progress and plans, and I expect to have plenty of good news to deliver. Again, I thank you for seeing value in our Company. I’ll make it my mission to cause your investment in Theater Xtreme to be highly rewarding.

Sincerely,

/s/ Scott Oglum

Scott Oglum
Chief Executive Officer
Theater Xtreme Entertainment Group, Inc.

FOR FURTHER INFORMATION:

AT THEATRE XTREME:	AT INVESTOR RELATIONS INTL:
Jim Vincenzo	Haris Tajyar
Chief Financial Officer	Managing Partner
Ph: 302-455-1334	Ph: 818-382-9702
jvincenzo@theaterxtreme.com	htajyar@irintl.com

About Theater Xtreme

Theater Xtreme Entertainment Group, Inc. (Nasdaq OTCBB: TXEG) designs, sells, and installs affordable, large-format, front projection home cinemas through both its company-owned design centers and through franchised design and installation centers. Its home cinema packages feature OneView™, a media controller that combines on-screen movies, music, photos, games, and Internet access with the touch of a button. The company focuses on middle-income consumers in the home entertainment marketplace, emphasizing value and performance across its line of home cinema audio, video, furnishings, and accessories.

Visit www.TheaterXtreme.com for more information about the company, its locations and its products.

Safe Harbor Statement: Some of the information presented in this press release constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, the ability of the Company to sell franchises, success of the franchise stores, location of stores, delay or loss of key products from vendors, disruption of product delivery from overseas suppliers, changes in regard to significant customers or suppliers, increased competition from companies with more expertise or experience, technological improvements in the home theater market which may render the Company's offerings obsolete, less competitive, or too expensive, material reduction in the demand for home theaters, and the inability of the company to obtain sufficient capital to allow the Company to achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.

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